EXHIBIT 99.4


                 SUPPLEMENTARY OIL AND GAS INFORMATION (Unaudited)


  Estimated Net Quantities of Proved Developed and Undeveloped Oil and Gas Reserves

       Proved reserves are estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

       The following table presents the estimated net proved developed oil and gas reserves, estimated by the Company, attributable to the properties at January 1, 1995. These properties are located within the United States.

  Proved Developed Reserves

  Crude Oil, Condensate and
    Natural Gas Liquids
    (Barrels)                               994,365
                                          =========

  Natural Gas
    (Thousands of Cubic Feet) (MCF)       6,489,229
                                          =========

       Production volumes for prior periods were added back to the above referenced reserve amounts to arrive at reserve totals at December 31, 1993, and 1992, respectively. There were no "new discovery" quantities considered for the referenced disclosure.

                                            Oil              Gas
                                         (Barrels)          (MCF)
                                         ---------        --------

  Total as of January 1, 1995              994,365        6,489,229
    1994 Production                        227,579        1,264,064
  Totals as of December 31, 1993         1,221,944        7,753,293
    1993 Production                        217,924        1,118,965
  Totals as of December 31, 1992         1,439,868        8,872,258


  Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

     The following table sets forth the computation of the standardized measure of discounted future net cash flows relating to proved reserves attributable to the acquired properties, estimated by the Company as of January 1, 1995. Future cash inflows represent expected revenues from production of proved reserves based on January 1, 1995 prices and any fixed and determinable future escalation provided by contractual arrangements in existence at that date. Escalation based on inflation and supply and demand are not considered. Estimated future production and development costs related to future production of proved reserves are based on January 1, 1995 costs. Future income tax estimates are included based on tax rates currently in effect. A discount rate of 10% is applied to the annual future net cash flows.

     The methodology and assumptions used in calculating the standardized measure are those required by Statement of Financial Accounting Standards No.
  69. This data is not intended to be representative of the fair market value of the properties' proved reserves. The valuation of revenues and costs do not necessarily reflect the amounts to be received or expended. In addition to the valuations used, numerous other factors are considered in evaluating known and prospective oil and gas reserves.

                                                   Dollars
                                                     in
                                                  Thousands
                                                  _________

  Future cash inflows                             $ 23,000
  Future production costs                          (10,311)
  Future development costs                            --
  Future income tax benefit                            473
                                                  ---------
  Future net cash flows                             13,162
  Discount at 10 percent                            (3,304)
                                                  ---------
  Standardized measure of
    discounted future net cash
    flows from estimated
    production of proved oil
    and gas reserves after
    income taxes                                  $  9,858
                                                  ========